Exhibit 10.4

                                   Spitz, Inc.
                                   Route One
                                  P.O. Box 198
                              Chadds Ford, PA 19317


                                September 1, 2002



Mr. Jon Shaw
Spitz, Incorporated
U.S. Route One
Chadds Ford, PA  19317

Dear Mr. Shaw:

         This letter agreement will confirm the understanding arrived at between us with respect to your continued employment with Spitz, Incorporated ("Spitz").

1. DUTIES.

(a) During the Term (defined below), you shall be employed initially as President and Chief Executive Officer, to direct, manage and control the business, affairs and property of Spitz, and from time to time hereafter in such other executive capacity or capacities as the Board of Directors of Spitz shall designate, subject in both cases to the direction of the Board of Directors (the "Board").

(b) In addition, if and to the extent requested by either Spitz and/or Transnational Industries, Inc., Spitz's parent corporation ("Transnational"), you shall, without additional compensation, serve as an officer of Transnational, a director of Transnational and/or a director of Spitz. As of the date hereof, you shall be the President and Chief Executive Officer of Transnational. It is the current intention of Transnational to have you elected to its Board of Directors at its next meeting thereof.

2. TERM. The term of your employment under this Agreement (the "Term") will begin on the date hereof and end on June 30, 2004, unless extended or earlier terminated pursuant to the terms and conditions set forth herein. On July 1, 2004, and on July 1 of each year thereafter, the term hereof shall automatically be extended for an additional one year term unless either (a) the term hereof shall have been previously terminated pursuant to paragraph 7, or (b) either party gives written notice to the other of its desire to terminate this Agreement by April 1st of such year (e.g., to terminate your employment on June 30 2004, notice of non-renewal would have to be given by April 1, 2004).

3. COMPENSATION.

(a) Salary. Your salary during the Term shall be paid at a rate of not less than $135,000 per annum and this salary shall be paid to you not less often than monthly. Your salary may be increased from time to time in the sole discretion of Spitz's Board of Directors.

(b) Bonus. In addition to the salary set forth in subparagraph (a) above, during the Term you shall be eligible to receive a bonus in the discretion of Spitz's Board of Directors which is in the sole discretion of such board.

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(c) Company Automobile. In addition to the salary set forth in subparagraph (a)
above and the eligibility for bonus set forth in subparagraph (b) above, during the Term Spitz shall provide you with a leased automobile ([description of class of car]), not more than four (4) years old at any time. Spitz and you agree to cooperate on the selection of said automobile.

4. REIMBURSEMENT OF EXPENSES. In addition to salary, Spitz will pay or reimburse you for all reasonable expenses incurred during the Term in connection with the business of Spitz, Transnational and their respective subsidiaries and affiliates upon presentation of appropriate documentation evidencing such expenses.

5. EXTENT OF SERVICES.

(a) You shall devote substantially all of your working time and attention and your best efforts to the business and affairs of Spitz.

(b) You shall not undertake employment with, or actively participate in, the conduct of the business affairs of any other person, corporation, or other entity.

(c) You shall not be precluded from having or making general personal investments which do not involve your regular active participation in the affairs of the entities in which you so invest, but you shall not have any substantial investment in any activity which is directly competitive with any business then carried on by Spitz or by any company directly or indirectly controlled by, or controlling, or under common control with, Spitz.

6. OTHER BENEFITS. During the Term, you shall be included as a full-time employee in all pension, life and health insurance and profit sharing, bonus, stock option and stock purchase plans, and other plans and benefits (including without limitation eligibility for paid vacations) sponsored by Spitz for executives or employees generally, to the extent provided by the terms of such plans or benefit programs.

7. TERMINATION OF EMPLOYMENT.

(a) Termination by You or by Spitz. Spitz may terminate your employment at any time upon ten days' written notice to you. You may terminate your employment upon ninety days' written notice to the members of the Board of Directors of Spitz; provided, however, that you may terminate your employment upon thirty, rather than ninety, days' written notice so long as you agree in writing to provide up to eight hours a week of unpaid consulting services outside of normal business hours for an additional eight week period after leaving Spitz. In the event your employment is so terminated (for reasons other than your permanent disability or death which are covered in paragraph 8 below), Spitz shall pay to you in a single lump sum payment within ten days of such termination any accrued but unpaid salary through the date of termination and/or any awarded but unpaid bonus, including, if Spitz pays salary in respect of accrued but unused vacation or sick days upon termination, such salary in respect of accrued but unused vacation or sick days.

         If you terminate your employment for Good Reason or if Spitz terminates your employment with Spitz other than for Cause, you will also be entitled to the benefits set forth in subparagraph 7(b), below.

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         The Term shall end on the effective date of your termination of employment, regardless of the reason therefor.

(b) Termination by You for Good Reason or by Spitz other than for Cause. If your employment with Spitz is terminated by you for Good Reason or by Spitz other than for Cause, you shall receive the following benefits, in addition to the payment set forth in subparagraph 7(a), within ten days after the effective date of such termination:

(i) a lump-sum payment equal to one times your annual salary (or, if your employment is so terminated prior to July 1, 2003, the product of your annual salary multiplied by the number of years (expressed as a fraction) remaining in the initial Term), at the rate of salary in effect immediately prior to the effective date of such termination; and

(ii) life, disability, dental, accident, group health and similar insurance benefits for one year from the effective date of such termination, which benefits shall be substantially similar to those that you would receive under Spitz's plans therefor as in effect from time to time, to the extent that you would be covered by such plans had you remained employed by Spitz during such one year period.

For purposes of this paragraph 7, notification by Spitz that it elects not to renew the term hereof for an additional one year period shall be deemed to be a termination by Spitz and, if such termination is other than for Cause, shall entitle you to the payment set forth in this subparagraph 7(b).

(c) Cause Defined. Termination by Spitz of your employment for "Cause" shall mean termination upon (i) (A) the gross negligence by you in the performance of your duties, (B) your willful insubordination to directions given to you by Spitz's Board of Directors, and/or (C) your continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), in the case of any of (A), (B) or (C) above, after a notice of such conduct is delivered to you by the Board of Directors of Spitz which specifically identifies the manner in which the Board believes that you have been grossly negligent or insubordinate or have not substantially performed your duties, or (ii) the willful engaging by you in conduct which is materially and demonstrably injurious to the Company, or (iii) the commission by you of a felony. For purposes of this subparagraph 7(c), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of Spitz. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of the entire membership of Spitz's Board of Directors at a meeting of such Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth in this subparagraph 7(c) and specifying the particulars thereof in detail.

(d) Good Reason Defined. Termination by you of your employment for "Good Reason" shall mean termination by you (i) based on the failure by Spitz to observe or comply with any of the material provisions of this Agreement, if such failure has not been cured within thirty days after written notice thereof has been given by you to the Board of Directors of Spitz, or (ii) after a "Specified Change in Control." For purposes hereof, the term "Change in Control" shall mean
(i) a change within a twelve month period of a majority of the directors of


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Transnational, or (ii) if a single person or entity, or a related group of persons or entities, acquires 50% or more of the then outstanding voting stock of either Transnational or Spitz, or (iii) any sale of all or substantially all of Spitz's assets, or (iv) any merger or consolidation of Spitz or Transnational in which the shareholder(s) of either such entity immediately prior to such merger or consolidation do not, immediately subsequent to such merger or consolidation, own a majority of the equity of such entity, and a "Specified Change of Control" shall mean the occurrence of any of the following events within eighteen months of the occurrence of a Change in Control: (x) the relocation of your principal office to a site more than twenty (20) miles from both its current site and Center City, Philadelphia, Pennsylvania; (y) the material diminution of your duties and/or responsibilities for Spitz and its business; or (z) in the event this contract is assigned to and assumed by another entity in connection with an event constituting a Change in Control, the failure of such successor to acknowledge to you in writing within 15 days of such assumption, its assumption of this Agreement.

8. DISABILITY OR DEATH.

(a) Payments Continued. If you should suffer a permanent disability Spitz may terminate your employment under this Agreement upon ten (10) days written notice to you.

(b) Permanent Disability Defined. A permanent disability shall be deemed to have occurred only when you have been unable to perform your customary duties by reason of physical or mental disability for a period of more than three (3) consecutive months, or for more than six (6) months during a period of twelve
(12) consecutive months. Any disability other than a permanent disability shall not result in any reduction of salary or benefits.

9. RESTRICTIVE COVENANT.

(a) You acknowledge that the operations of Spitz are intended to be worldwide in scope. During the Term, and for a period of one year after the termination of your employment under this Agreement, you will not at any time or at any place, directly or indirectly, own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business competitive with the business conducted by Spitz or Transnational (but, in the case of businesses conducted by Transnational and not by Spitz, only in the event that the Employee has assisted or worked on such businesses), without the consent of Spitz, which consent will not be unreasonably withheld. The phrase "business conducted by Spitz or Transnational" used in the immediately preceding sentence of this paragraph 9 shall mean the business conducted by either Spitz and/or Transnational at any time during your employment hereunder, to the extent that such business is actually conducted at the time that or after you cease to be employed hereunder.

(b) You acknowledge that any remedy at law for breach of this paragraph 9 would be inadequate and Transnational and Spitz shall be entitled to injunctive relief in the event of any such breach.

10. TAXES. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for in this Agreement, together with any other payments which you have the right to receive from Spitz or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code") without regard to Section 1504(b) of the Code) of which Spitz is a member, would constitute a "parachute payment"


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(as defined in Section 280G(b)(2) of the Code), the payments pursuant to this
Agreement shall be reduced (reducing first the payments under subparagraph 7(b)(i)) to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Any determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made by Spitz in good faith, after consultation with its accountants.

11. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, other than breaches of paragraph 9 above, shall be settled by arbitration to be held in Philadelphia, Pennsylvania by the American Arbitration Association in accordance with its National Rules for the Resolution of Employment Disputes and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any such arbitration, the costs of the arbitrator will be shared equally by you and Spitz and both you and Spitz will be responsible for your own attorney's fees and expenses.

12. ASSIGNMENT. Spitz shall not assign its rights or obligations under this Agreement except as part of a sale or transfer of all or substantially all of its assets. The rights and obligations of Spitz under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Spitz.

13. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you and shall not be alienated, voluntarily or involuntarily, assigned or transferred.

14. ENTIRE AGREEMENT. This Agreement contains your entire employment agreement, and supercedes any prior agreements relating thereto (including without limitation the May 1, 1995 agreement between Spitz and you relating to your employment). It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or deletion is sought.

15. PENNSYLVANIA LAW TO GOVERN. This Agreement shall be governed by, construed and enforced according to the domestic laws of the State of Pennsylvania without giving effect to the principles of conflict of laws thereof.

                               Very truly yours,

                               SPITZ, INCORPORATED

                               By: /s/ Charles Huber
                               Name: Charles Huber
                                 Title: Chairman

AGREED TO AND ACCEPTED:


/s/ Jon Shaw
Jon Shaw


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